Exhibit 99.1

                    InterDigital Updates Guidance for Second
                 Quarter 2005 and Timing of Samsung Arbitration



    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 23, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that based on per-unit royalty reports received from the majority of its licensees, it expects to report record recurring revenue for second quarter 2005.
    InterDigital expects second quarter 2005 revenue from current licensees and General Dynamics to be in the range of $37.2 million to $38.5 million. Second quarter 2005 patent licensing royalty revenue from current licensees is anticipated to be between $32.5 million and $33.0 million. In addition, work levels related to the agreement with General Dynamics remain high and, as a result, revenue associated with that agreement is anticipated to be equal to or higher than first quarter 2005 revenue of $4.7 million.
    Richard Fagan, InterDigital's Chief Financial Officer, noted, "In second quarter 2005, we will once again benefit from a diversified licensee base and from having General Dynamics as a customer for our technology solutions."
    In addition, InterDigital, Samsung and the arbitration tribunal with responsibility for the Samsung matter have mutually agreed to postpone the evidentiary hearing scheduled for June 2005. InterDigital currently expects the Samsung evidentiary hearing to commence in October 2005. The postponement is intended to provide InterDigital and Samsung ample time to consider the potential effect on their arbitration of the pending Final Award from the arbitral tribunal in InterDigital's arbitration with Nokia before the International Chamber of Commerce (ICC). Previously, the International Court of Arbitration of the ICC set May 31, 2005 as the last date for rendering a Final Award in the Nokia proceeding.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market and cost advantages, as well as performance improvements and product differentiation opportunities for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to second quarter 2005 revenue including revenues from current patent licensing royalties and from General Dynamics and the timing of the postponed Samsung evidentiary hearing and the date of the Final Award in our arbitration with Nokia. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, the potential receipt of new or updated royalty reports from current licensees, unanticipated revisions to our expectations related to our progress toward the completion of our agreement with General Dynamics and any additional services we may provide to General Dynamics, unanticipated delays or changes in the meeting schedule of the ICC or the availability of the participants in the arbitration proceedings.



    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com